Exhibit 99.1
Hercules Offshore Announces Second Quarter 2008 Earnings
HOUSTON, July 29, 2008, — Hercules Offshore, Inc. (Nasdaq: HERO) today reported net income of $20.0 million, or $0.22 per diluted share, before separation related charges, on revenues of $270.8 million for the second quarter 2008, compared to net income of $24.2 million, or $0.74 per diluted share, before charges, on revenues of $99.0 million for the second quarter 2007.
Net income for the quarter ended June 30, 2008, inclusive of $3.6 million, after tax, in separation related costs, was $16.4 million, or $0.18 per diluted share. Net income for the second quarter of 2007 was $23.5 million, or $0.72 per diluted share, which includes $0.7 million, after tax, in severance-related costs and a net loss related to the early retirement of debt and an interest rate swap termination.
Sequentially, the company’s second quarter diluted earnings per share, before non-recurring items, were $0.17 higher than the first quarter 2008 diluted earnings per share of $0.05.
John Rynd, Chief Executive Officer and President of Hercules Offshore stated, “Our second quarter results reflect improving market conditions for our Domestic Offshore and Domestic Liftboat segments. The domestic offshore environment is expected to remain positive as current commodity prices are driving attractive well economics and higher capital spending by our customers.”
“In keeping with our long-stated strategy, we are also continuing to expand our international operations. We are mobilizing the Amberjack liftboat to the Middle East from the U.S. Gulf of Mexico and we anticipate operations on this vessel will commence in the fourth quarter. This represents the third additional liftboat we will put into service internationally this year, in addition to the four additional jackups that we previously announced, providing substantial growth in our earnings over the next two years.”
Offshore Highlights
During the second quarter 2008, Domestic Offshore revenues increased to $97.4 million from $28.3 million in the second quarter 2007 as a result of additional operating days stemming from the acquisition of TODCO in July 2007. While utilization increased to 79.6% from 68.7%, it was offset by a decline in average revenue per day per rig to $60,445 from $75,531 in the second quarters of 2008 and 2007, respectively. Domestic Offshore generated operating income of $23.6 million for the second quarter 2008 compared to operating income of $10.1 million in the second quarter of 2007.
International Offshore revenues were $74.2 million for the second quarter 2008 compared with $19.6 million for the prior year period. This increase was also largely due to increased operating days resulting from the TODCO acquisition as well as the activation of the Hercules 260. Average revenue per day per rig for the second quarter 2008 was $115,556 compared with $109,719 in the corresponding period of 2007, while utilization declined to 87.7% from 98.4% for the same periods largely due to downtime on the Hercules 110. Average operating expense per day per rig increased by $10,662 to $50,967 in the second quarter 2008 from $40,305 in the corresponding period of the prior year due to a significant increase in the amortization of mobilization expense and rental expense that is rebilled to the customer. Operating income increased by over 175% to $27.4 million in the second quarter of 2008.

Inland Highlights
Inland recorded revenues of $40.3 million and an operating loss of $2.9 million during the second quarter 2008. Average revenue per day per rig was $39,589 on utilization of 68.4%. The Company did not have inland barge operations prior to the third quarter of 2007.
Liftboat Highlights
Domestic Liftboats revenues declined to $22.3 million for the second quarter 2008, from $37.2 million in the second quarter 2007 due to a reduction in demand which adversely impacted both dayrates and utilization. Average revenue per day per liftboat declined to $9,030 in the second quarter of 2008 from $12,482 in the same period of 2007 while utilization decreased to 63.7% from 71.2% in the same periods, respectively. Operating income for the second quarter 2008 was $3.0 million compared with $14.8 million in the second quarter of the previous year.
International Liftboats revenues increased $6.4 million to $20.3 million in the second quarter 2008 from $13.9 million in the second quarter 2007 due to strong demand in West Africa and the completion of the reactivation of the Black Jack vessel. Average revenue per day per liftboat increased by 38% in the second quarter 2008 to $15,255 from $11,090 in the prior year period on slightly higher utilization. Operating Income increased to $6.8 million in the second quarter of 2008 from $3.5 million in the same prior year period.
Other Highlights
Our Other segment includes the results of our wholly-owned subsidiary, Delta Towing, and the results associated with the completion of the fourth quarter sale of our land rigs, which were acquired as part of the TODCO acquisition. This segment recorded operating income of $2.3 million on revenues of $16.4 million in the second quarter 2008.
Balance Sheet Highlights
At June 30, 2008, the Company’s balance sheet reflected total assets of $3.9 billion, including cash and equivalents totaling $98.0 million, total debt of $1.2 billion and stockholders’ equity of $2.0 billion. During the quarter, the Company improved liquidity significantly through an increase in the commitments on its revolving credit facility to $250 million from $150 million and the issuance of $250 million in principal amount of 3.375% Convertible Senior Notes due 2038. The notes will be convertible under certain circumstances into shares of Hercules Offshore common stock at a rate which is equal to a conversion price of approximately $50.08 per share. The Company utilized approximately $49.2 million of the proceeds from the offering to repurchase 1.45 million shares of its common stock and $100 million to repay amounts outstanding under its revolving credit facility.
Non-GAAP
Certain non-GAAP performance measures and corresponding reconciliations to GAAP financial measures for the company have been provided for meaningful comparisons between current results and prior operating periods. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles. In order to fully assess the financial operating results, management believes that the adjusted net income figures included in this release are appropriate measures of the continuing and normal operations of the company. However, these measures should be considered in addition to, and not as a substitute, or superior to, net income, operating income, cash flows from operations, or other measures of financial performance prepared in accordance with GAAP. The non-GAAP measures included in this press release have been reconciled to the nearest GAAP measure in the table that follows the financial statements.
Conference Call Information
Hercules Offshore will conduct a conference call at 10:00 a.m. CDT (11:00 a.m. EDT) on Tuesday, July 29, 2008, to discuss its second quarter 2008 financial results. To participate in the call, dial 866-800-8649 (domestic) or 617-614-2703 (international) and reference access code 61787325 approximately 10 minutes prior to the start of the call. The conference call will also be broadcast live via the Internet at http://www.herculesoffshore.com.
A replay of the conference call will be available by telephone on Tuesday, July 29, 2008, beginning at 12:00 p.m. CDT (1:00 p.m. EDT), through Tuesday, August 5, 2008. The phone number for the conference call replay is 888-286-8010 (domestic) or 617-801-6888 (international)

with reference code 49089675. Additionally, the recorded conference call will be accessible through our Web site at http://www.herculesoffshore.com for 28 days after the conference call.
Additional Information
Headquartered in Houston, Hercules Offshore, Inc. operates a fleet of 35 jackup rigs, 27 barge rigs, 65 liftboats, three submersible rigs, one platform rig and a fleet of marine support vessels, and has operations in nine different countries on four continents. The company offers a range of services to oil and gas producers to meet their needs during drilling, well service, platform inspection, maintenance, and decommissioning operations in shallow waters.
For more information, please visit our Web site at http://www.herculesoffshore.com.
The news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are subject to a number of risks, uncertainties and assumptions, including the factors described in Hercules Offshore’s most recent periodic reports and other documents filed with the Securities and Exchange Commission, which are available free of charge at the SEC’s Web site at http://www.sec.gov or the company’s Web site at http://www.herculesoffshore.com. Hercules Offshore cautions you that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected or implied in these statements.
Contact Information:
Stephen M. Butz
Vice President Finance and Treasurer
Hercules Offshore, Inc.
713-350-8315

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	December 31,
	2008	2007
	(unaudited)
ASSETS
Current Assets:
Cash and Cash Equivalents	$98,026	$212,452
Marketable Securities	—	39,300
Accounts Receivable, Net	262,501	221,663
Insurance Claims Receivable	4,209	43,342
Supplies	2,489	2,494
Prepaids	53,278	31,417
Current Deferred Tax Asset	17,551	17,551
Other	28,460	23,565

	466,514	591,784
Property and Equipment, Net	2,424,203	2,060,224
Goodwill	952,740	940,241
Other Assets, Net	47,139	50,290

	$3,890,596	$3,642,539

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Short-term Debt and Current Portion of Long-term Debt	$20,400	$21,653
Insurance Note Payable	32,148	16,931
Accounts Payable	104,203	105,527
Accrued Liabilities	80,805	80,138
Taxes Payable	7,137	23,006
Other Current Liabilities	25,979	16,845

	270,672	264,100

Long-term Debt, Net of Current Portion	1,137,762	890,013
Other Liabilities	34,494	19,518
Deferred Income Taxes	447,776	457,475

Commitments and Contingencies

Stockholders’ Equity	1,999,892	2,011,433

	$3,890,596	$3,642,539

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenues	$270,830	$99,044	$484,216	$209,508

Costs and Expenses:
Operating Expenses	158,870	44,396	291,679	85,923
Depreciation and Amortization	47,280	12,209	90,906	23,939
General and Administrative	23,966	9,335	40,330	18,498

	230,116	65,940	422,915	128,360

Operating Income	40,714	33,104	61,301	81,148

Other Income (Expense):
Interest Expense	(14,579)	(1,379)	(30,539)	(3,469)
Loss on Early Retirement of Debt	—	(870)	—	(870)
Other, Net	67	1,246	2,274	2,521

Income Before Income Taxes	26,202	32,101	33,036	79,330
Income Tax Provision	(9,759)	(8,635)	(12,107)	(22,473)

Net Income	$16,443	$23,466	$20,929	$56,857

Earnings Per Share:
Basic	$0.19	$0.73	$0.24	$1.77
Diluted	$0.18	$0.72	$0.23	$1.74
Weighted Average Shares Outstanding:
Basic	88,625	32,099	88,742	32,037
Diluted	89,461	32,813	89,516	32,642

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2008	2007
Cash Flows from Operating Activities:
Net Income	$20,929	$56,857
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	90,906	23,939
Stock-based Compensation Expense	7,932	2,881
Deferred Income Taxes	6,243	5,031
Amortization of Deferred Financing Fees	1,712	293
Gain on Disposal of Assets	(1,911)	(296)
Excess Tax Benefit from Stock-based Arrangements	(5,447)	(1,731)
Loss on Early Retirement of Debt	—	870
(Increase) Decrease in Operating Assets -
Accounts Receivable	(41,755)	14,146
Insurance Claims Receivable	(142)	(5,853)
Prepaid Expenses and Other	14,069	2,482
Increase (Decrease) in Operating Liabilities -
Accounts Payable	(885)	1,703
Insurance Note Payable	(21,077)	(6,058)
Other Current Liabilities	(4,846)	(7,898)
Other Liabilities	3,126	(284)

Net Cash Provided by Operating Activities	68,854	86,082

Cash Flows from Investing Activities:
Acquisition of Assets	(320,839)	—
Additions of Property and Equipment	(130,528)	(38,133)
Deferred Drydocking Expenditures	(9,151)	(9,864)
Investment in Marketable Securities	—	(61,500)
Proceeds from Sale of Marketable Securities	39,300	37,600
Insurance Proceeds Received	25,332	—
Proceeds from Sale of Assets, Net	12,649	610

Net Cash Used in Investing Activities	(383,237)	(71,287)

Cash Flows from Financing Activities:
Short-term Debt Borrowings (Repayments), Net	1,086	—
Long-term Debt Borrowings	350,000	—
Long-term Debt Repayments	(104,470)	(37,700)
Share Repurchases	(49,228)	—
Proceeds from Exercise of Stock Options	5,127	1,510
Excess Tax Benefit from Stock-based Arrangements	5,447	1,731
Payment of Debt Issuance Costs	(8,005)	(441)
Other	—	(46)

Net Cash Provided by (Used In) Financing Activities	199,957	(34,946)

Net Decrease in Cash and Cash Equivalents	(114,426)	(20,151)
Cash and Cash Equivalents at Beginning of Period	212,452	72,772

Cash and Cash Equivalents at End of Period	$98,026	$52,621

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
SELECTED FINANCIAL AND OPERATING DATA
(Dollars in thousands, except per day amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Domestic Offshore:
Number of rigs (as of end of period)	27	6	27	6
Revenues	$97,438	$28,325	$159,885	$71,156
Operating expenses	56,275	13,899	104,047	27,462
Depreciation and amortization expense	16,204	2,691	31,539	5,252
General and administrative expenses	1,382	1,611	2,612	3,553

Operating income	$23,577	$10,124	$21,687	$34,889

International Offshore:
Number of rigs (as of end of period)	12	3	12	3
Revenues	$74,187	$19,640	$139,530	$40,516
Operating expenses	37,308	7,335	60,100	14,718
Depreciation and amortization expense	9,310	1,363	16,896	2,731
General and administrative expenses	145	1,015	760	1,545

Operating income	$27,424	$9,927	$61,774	$21,522

Inland:
Number of barges (as of end of period)	27	—	27	—
Revenues	$40,262	$—	$80,530	$—
Operating expenses	31,306	—	63,232	—
Depreciation and amortization expense	10,520	—	20,180	—
General and administrative expenses	1,350	—	1,972	—

Operating loss	$(2,914)	$—	$(4,854)	$—

Domestic Liftboats:
Number of liftboats (as of end of period)	45	47	45	47
Revenues	$22,269	$37,195	$38,213	$69,898
Operating expenses	13,446	15,639	27,340	29,279
Depreciation and amortization expense	5,382	6,192	11,334	12,262
General and administrative expenses	468	539	1,117	1,077

Operating income (loss)	$2,973	$14,825	$(1,578)	$27,280

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
SELECTED FINANCIAL AND OPERATING DATA — (Continued)
(Dollars in thousands, except per day amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
International Liftboats:
Number of liftboats (as of end of period)	20	18	20	18
Revenues	$20,305	$13,884	$38,596	$27,938
Operating expenses	9,896	7,523	17,116	14,464
Depreciation and amortization expense	2,368	1,938	4,352	3,642
General and administrative expenses	1,289	882	2,228	1,832

Operating income	$6,752	$3,541	$14,900	$8,000

Other:
Revenues	$16,369	$—	$27,462	$—
Operating expenses	10,639	—	19,844	—
Depreciation and amortization expense	2,712	—	5,287	—
General and administrative expenses	703	—	1,285	—

Operating income	$2,315	$—	$1,046	$—

Total Company:
Revenues	$270,830	$99,044	$484,216	$209,508
Operating expenses	158,870	44,396	291,679	85,923
Depreciation and amortization expense	47,280	12,209	90,906	23,939
General and administrative expenses	23,966	9,335	40,330	18,498

Operating income	40,714	33,104	61,301	81,148
Interest expense	(14,579)	(1,379)	(30,539)	(3,469)
Loss on early retirement of debt	—	(870)	—	(870)
Other income	67	1,246	2,274	2,521

Income before income taxes	26,202	32,101	33,036	79,330
Income tax provision	(9,759)	(8,635)	(12,107)	(22,473)

Net income	$16,443	$23,466	$20,929	$56,857

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
SELECTED FINANCIAL AND OPERATING DATA — (Continued)
(Dollars in thousands, except per day amounts)
(Unaudited)

	Three Months Ended June 30, 2008
					Average
				Average	Operating
	Operating	Available		Revenue per	Expense per
	Days	Days	Utilization (1)	Day (2)	Day (3)
Domestic Offshore	1,612	2,024	79.6%	$60,445	$27,804
International Offshore	642	732	87.7%	115,556	50,967
Inland	1,017	1,486	68.4%	39,589	21,067
Domestic Liftboats	2,466	3,871	63.7%	9,030	3,474
International Liftboats	1,331	1,590	83.7%	15,255	6,224

	Three Months Ended June 30, 2007
					Average
				Average	Operating
	Operating	Available		Revenue per	Expense per
	Days	Days	Utilization (1)	Day (2)	Day (3)
Domestic Offshore	375	546	68.7%	$75,531	$25,455
International Offshore	179	182	98.4%	109,719	40,305
Inland	—	—	—	—	—
Domestic Liftboats	2,980	4,186	71.2%	12,482	3,736
International Liftboats	1,252	1,547	80.9%	11,090	4,862

	Six Months Ended June 30, 2008
					Average
				Average	Operating
	Operating	Available		Revenue per	Expense per
	Days	Days	Utilization (1)	Day (2)	Day (3)
Domestic Offshore	2,710	4,026	67.3%	$58,998	$25,844
International Offshore	1,296	1,441	89.9%	107,662	41,707
Inland	1,955	3,033	64.5%	41,192	20,848
Domestic Liftboats	4,066	8,057	50.5%	9,398	3,393
International Liftboats	2,548	3,137	81.2%	15,148	5,456

	Six Months Ended June 30, 2007
					Average
				Average	Operating
	Operating	Available		Revenue per	Expense per
	Days	Days	Utilization (1)	Day (2)	Day (3)
Domestic Offshore	849	1,086	78.2%	$83,812	$25,287
International Offshore	359	362	99.2%	112,857	40,659
Inland	—	—	—	—	—
Domestic Liftboats	5,647	8,285	68.2%	12,378	3,534
International Liftboats	2,414	3,021	79.9%	11,573	4,788

(1)	Utilization is defined as the total number of days our rigs or liftboats, as applicable, were under contract, known as operating days, in the period as a percentage of the total number of available days in the period. Days during which our rigs and liftboats were undergoing major refurbishments, upgrades or construction, and days during which our rigs and liftboats are cold-stacked, are not counted as available days. Days during which our liftboats are in the shipyard undergoing drydocking or inspection are considered available days for the purposes of calculating utilization.

(2)	Average revenue per rig or liftboat per day is defined as revenue earned by our rigs or liftboats, as applicable, in the period divided by the total number of operating days for our rigs or liftboats, as applicable, in the period. Included in Domestic Offshore revenue is a total of $0.1 million related to amortization of contract specific capital expenditures reimbursed by the customer for the three and six months ended June 30, 2007. There was no such revenue in the three and six months ended June 30, 2008. Included in International Offshore revenue is a total of $4.2 million and $6.2 million related to amortization of deferred mobilization revenue and contract specific capital expenditures reimbursed by the customer for the three and six months ended June 30, 2008, respectively, and $0.7 million and $2.5 million for the three and six months ended June 30, 2007, respectively.

(3)	Average operating expense per rig or liftboat per day is defined as operating expenses, excluding depreciation and amortization, incurred by our rigs or liftboats, as applicable, in the period divided by the total number of available days in the period. We use available days to calculate average operating expense per rig or liftboat per day rather than operating days, which are used to calculate average revenue per rig or liftboat per day, because we incur operating expenses on our rigs and liftboats even when they are not under contract and earning a dayrate. In addition, the operating expenses we incur on our rigs and liftboats per day when they are not under contract are typically lower than the per-day expenses we incur when they are under contract. Included in International Offshore operating expense is a total of $2.1 million and $3.0 million related to amortization of deferred mobilization expenses for the three and six months ended June 30, 2008, respectively, and $0.4 million and $1.6 million for the three and six months ended June 30, 2007, respectively.

Hercules Offshore, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(In thousands, except per share data)
We report our financial results in accordance with generally accepted accounting principles (GAAP). However, management believes that certain non-GAAP performance measures and ratios may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. One such non-GAAP financial measure we may present from time to time is operating income or net income excluding certain charges or amounts. This adjusted income amount is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for operating income, net income or other income data prepared in accordance with GAAP. See the table below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three and six months ended June 30, 2008 and 2007. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. The non-GAAP measures included in this press release have been reconciled to the nearest GAAP measure in the following table:

	Three Months Ended June 30,				Six Months Ended June 30,
	2008		2007		2008		2007
Operating Income:
GAAP Operating Income	$40,714		$33,104		$61,301		$81,148
Adjustment	5,509	(a)	505	(b)	5,509	(a)	505	(b)

Non-GAAP Operating Income	$46,223		$33,609		$66,810		$81,653

Other Income (Expense):
GAAP Other Income (Expense)	$(14,512)		$(1,003)		$(28,265)		$(1,818)
Adjustment	—	(a)	564	(b)	—	(a)	564	(b)

Non-GAAP Other Income (Expense)	$(14,512)		$(439)		$(28,265)		$(1,254)

Provision for Income Taxes:
GAAP Provision for Income Taxes	$(9,759)		$(8,635)		$(12,107)		$(22,473)
Tax Impact of Adjustment	(1,928	)(a)	(374	)(b)	(1,928	)(a)	(374	)(b)

Non-GAAP Provision for Income Taxes	$(11,687)		$(9,009)		$(14,035)		$(22,847)

Net Income:
GAAP Net Income	$16,443		$23,466		$20,929		$56,857
Total Adjustment, Net of Tax	3,581	(a)	695	(b)	3,581	(a)	695	(b)

Non-GAAP Net Income	$20,024		$24,161		$24,510		$57,552

Diluted Earnings per Share:
GAAP Diluted Earnings per Share	$0.18		$0.72		$0.23		$1.74
Adjustment per Share	0.04	(a)	0.02	(b)	0.04	(a)	0.02	(b)

Non-GAAP Diluted Earnings per Share	$0.22		$0.74		$0.27		$1.76

(a)	These amounts represent $5.5 million of separation and benefit related costs associated with the Company’s executive management changes. On an after-tax basis, these adjustments approximated $3.6 million, or four cents per diluted share, for the three and six months ended June 30, 2008.

(b)	These amounts represent $0.5 million of severance related costs incurred in anticipation of an acquisition and a loss of $0.6 million related to the early retirement of debt, net of a $0.3 million interest rate swap gain. On an after-tax basis, these adjustments approximated $0.7 million, or two cents per diluted share, for the three and six months ended June 30, 2007.